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EXHIBIT 99.1

COLUMBUS, Ohio, Sept. 16 /PRNewswire/ -- Sun Television and Appliances, Inc. (Nasdaq: SNTV - news) reported today that it, along with its subsidiary, Sun TV and Appliances, Inc., filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware. Company officials also said that it had entered into an agreement with its existing secured lender, Bank Boston Retail Finance, Inc., to obtain post-petition, debtor-in-possession financing. The post-petition financing, which is subject to Court approval, will be used to finance normal operations, including honoring all post-petition trade and employee obligations, while the Company develops a reorganization plan with its lenders and creditors.

R. Carter Pate, Sun Chairman and CEO said, "Our primary objective is to work in the best interest of our customers, employees and creditors. While we are not pleased to seek Chapter 11 relief, we think this action provides us with the best opportunity to develop a plan to return Sun to financial stability and close those stores that were unprofitable to operate. We will now have the opportunity to take further actions to streamline our operations and bring our expense ratio in line with revenues."

"There were a number of factors that led to our decision to seek protection, not the least of which was the Company's lack of liquidity. Our revolving credit availability is tied to inventory levels and since we are at a seasonal low with our inventory, our borrowing capacity has been severely limited. We are also operating during one of our seasonally weaker sales quarters, so cash flow has been particularly strained. At the same time, some vendors have restricted our terms and credit lines which has further exacerbated our cash availability problems."

"From an operating perspective, we have yet to experience sales growth in certain rural markets at the level we had internally projected. While we think the rural market strategy may still be a viable strategy, what we did not anticipate is the length of time to develop customer recognition of Sun and its products in some of the rural markets. In addition, we have also experienced continued competitive pressure in certain metro markets without adequate funds available to upgrade older locations in those markets."

Chairman Pate emphasized that neither Sun employees nor customers in the markets in which Sun plans to maintain its presence should notice any difference in operations as a result of the filing. "In fact, the filing will give the Company the time it needs to develop a reorganization plan without sacrificing important customer services or materially reducing Sun's product offerings," said Pate.

Pate said that the Company has sought approval from the Bankruptcy Court to close 29 stores in five states. If approved by the Court, the Company will close seven stores in Greater Pittsburgh, Pennsylvania; six stores in Greater Cincinnati, Ohio; six stores in the Northern Ohio region including locations in Mentor, N. Olmstead, Parma, Elyria, North Randall and Mayfield; three stores in Buffalo, New York, and one store each in Frankfort and Owensboro, Kentucky;
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Pottsville and Lebanon, Pennsylvania; Richmond, Kentucky; Morristown, Tennessee
and Staunton, Virginia.

"For the markets in which we continue to operate, all aspects of our business will remain the same including store hours, return and exchange policies, delivery, repair services covered under extended service contracts, and other customer service initiatives. We have already begun to contact vendors and believe they will continue to support Sun during the reorganization period. We will also continue to accept our private-label credit card and other major credit cards," said Pate.

Pate continued, "We have successfully executed many of the initiatives that we had set out to when we began the turnaround a year and a half ago. Unfortunately, given the Company's liquidity problems we were unable to continue with the plan without the relief afforded by the Chapter 11 filing."

Pate concluded, "By utilizing the benefits of the Chapter 11 process, we believe we can capitalize on the initiatives we've already put in place, as well as complete additional restructuring activities to ensure Sun's ongoing viability. We have already identified a number of actions we can take to improve our performance and will be working diligently with our lenders and creditors to quickly develop a reorganization plan to emerge from Chapter 11."

Sun also announced that Dennis L. May has been promoted to President of the Company. May, who joined Sun in early 1990 as a computer buyer, has assumed positions of increasing responsibility with the Company including Vice President of Sales and Marketing in 1996 and was named Executive Vice President and Chief Operating Officer in May, 1997.

Sun Television and Appliances, Inc. is a leading regional specialty retailer of high-quality, brand name consumer electronics, home appliance and office products. The Company operates 59 stores in Ohio, Indiana, Pennsylvania, New York, West Virginia, Virginia, Tennessee and Kentucky.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are not historical facts may be deemed forward-looking statements, and, as such, are subject to certain risks and uncertainties. Actual results may differ materially from those anticipated as a result of these certain risks and uncertainties, including, but not limited to, the ability of the Company to complete a Chapter 11 reorganization plan, to negotiate satisfactory terms with lenders, vendors and creditors, to obtain court approval of post-petition financing. In addition, further deterioration of the Company's financial performance, adverse change in the Company's ongoing business relationships with vendors and suppliers relative to products shipments and credit terms, and adverse economic conditions. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-k for the year ended February 28,
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1998, and the Company's report on Form 10-q for the quarter ended May 30, 1998.
Copies of these filings may be obtained by contacting the Company or the SEC.

To access this year's news releases for Sun via facsimile transmission, please call Company News on Call at 1-800-758-5804, Company Code 829172 or access through the internet at http://www.prncwswire.com/ or http://www.investor-access.com/suntv.html

INVESTOR RELATIONS/MEDIA CONTACTS:

AT THE COMPANY: DENNIS MAY, EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER, OR BETH SAVAGE, CHIEF FINANCIAL OFFICER AND TREASURER (614 492-5600.

MEDIA CALLS: MELODYE DEMASTUS, MELROSE CONSULTING (614) 529-4497.

INVESTOR CALLS: MELODYE DEMASTUS, MELROSE CONSULTING (614) 771-0860.